Exhibit 10.6

**-Certain information omitted and filed separately with the Commission pursuant to a confidential treatment request under Rule 24b-2 of the Commission.

                             MANUFACTURING AGREEMENT

                                     BETWEEN

                            LUCENT TECHNOLOGIES INC.

                                       AND

                          BROADBAND TECHNOLOGIES, INC.

                             MANUFACTURING AGREEMENT

                                TABLE OF CONTENTS


CLAUSE

        1.0         EFFECTIVE PERIOD OF AGREEMENT
        1.1         PREPARATION PERIOD
        2.0         MATERIAL
        3.0         PRICE
        4.0         PAYMENT TERMS
        5.0         SHIPMENT
        6.0         FORECAST OF MATERIAL
        7.0         PURCHASE COMMITMENT
        8.0         SHIPPING
        9.0         SHIPPING INTERVAL
       10.0         FREIGHT CLASSIFICATION
       11.0         SPECIFICATIONS OR DRAWINGS
       12.0         PURCHASE ORDERS
       13.0         ASSIGNMENT
       14.0         INTELLECTUAL PROPERTY RIGHTS
       15.0         DISTRIBUTION RIGHTS
       16.0         CONFIDENTIALITY
       17.0         EPIDEMIC CONDITION
       18.0         FORCE MAJEURE
       19.0         HEAVY METALS AND/OR CFC IN PACKAGING
       20.0         IDENTIFICATION
       21.0         IMPLEADER
       22.0         INDEMNITY
       23.0         INFRINGEMENT
       24.0         INSIGNIA
       25.0         INSURANCE
       26.0         INVOICING FOR GOODS
       27.0         MARKING
       28.0         MONTHLY ORDER AND SHIPMENT REPORTS
       29.0         NEW AND CHANGED METHODS, PROCESSES AND EQUIPMENT
       30.0         NON-EXCLUSIVE MARKET RIGHTS
       31.0         NOTICES
       32.0         ENVIRONMENTAL WARRANTY LIMITATION
       33.0         ORDERING COMPANIES
       34.0         OZONE DEPLETING CHEMICALS
       35.0         PACKING, LABELING AND SERIALIZATION
       36.0         PAYMENT TERMS
       37.0         PRODUCT CONFORMANCE REVIEWS

       38.0         REJECTIONS
       39.0         REPAIRS NOT COVERED UNDER WARRANTY
       40.0         REPAIR PROCEDURES
       41.0         RIGHT OF ENTRY
       42.0         SERVICES
       43.0         SOFTWARE
       44.0         INVOICING FOR STOCK
       45.0         SURVIVAL OF OBLIGATIONS
       46.0         TAXES
       47.0         TIMELY PERFORMANCE
       48.0         TITLE AND RISK OF LOSS
       48A.0        EQUIPMENT
       49.0         TOXIC SUBSTANCES AND PRODUCT HAZARDS
       50.0         TERMINATION
       51.0         WARRANTY
       52.0         EXPORT CONTROL
       53.0         OZONE DEPLETING SUBSTANCES LABELING
       54.0         INFRINGEMENT
       55.0         SEVERABILITY
       56.0         CHOICE OF LAW
       57.0         DISPUTE RESOLUTION
       58.0         BANKRUPTCY AND CHANGE OF CONTROL
       59.0         ENTIRE AGREEMENT
       60.0         COMPLIANCE WITH LAWS
       61.0         COMPLIANCE WITH UNITED STATES CUSTOMS LAWS AND REGULATIONS
       62.0         RELATIONSHIP OF PARTIES
       63.0         INDEPENDENT AGREEMENT
       64.0         COUNTERPARTS

ATTACHMENTS

         A          CHANGE CONTROL PROCEDURES

                             MANUFACTURING AGREEMENT

This Agreement is entered into and made effective as of February 4, 1998 ("Effective Date"), by and between Lucent Technologies Inc., a corporation organized under the laws of the State of Delaware and having its principal place of business at 600 Mountain Avenue, Murray Hill, New Jersey 07974 ("Lucent"), and BroadBand Technologies, Inc., a corporation organized under the laws of the State of Delaware and having its principal office at 4024 Stirrup Creek Drive, Durham, North Carolina 27709-3737 ("BroadBand") (collectively "the Parties").

                                   WITNESSETH:

WHEREAS, Lucent is in the business of, among other things, producing and marketing telecommunications equipment and related supplies and services; and

WHEREAS, BroadBand manufactures and sells products related to some of the business of Lucent, and Lucent desires BroadBand to manufacture for Lucent various Lucent products, pursuant to Lucent specifications, for Lucent to sell to Lucent's customers, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual promises herein set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the parties, BroadBand and Lucent agree as follows:

1.0 EFFECTIVE PERIOD OF AGREEMENT - The term of this Agreement shall commence on the Effective Date, and shall, except as otherwise provided in this Agreement, continue in effect thereafter for a period of three years from the end of the Preparation Period as defined herein.

1.1 PREPARATION PERIOD - Promptly after the execution of this Agreement, each Party will appoint a team of representatives to work together on establishing a set of procedures to be followed by the Parties in implementing this Agreement. That team will also agree on the initial Product Letter for Material to be manufactured pursuant to this Agreement. The initial Product Letter will include the following information: (a) the identification of the initial Material to be manufactured by BroadBand for Lucent; (b) the Specifications to be used by
BroadBand in manufacturing that Material; (c) the initial twelve (12) month forecast for that Material; (d) the per unit price to be charged by BroadBand to Lucent for the Material identified in the forecast, and the price schedule for repairs of the Material; (e) the monetary amount of Manufacturing Absorption associated with each unit of Material in the initial forecast ("the Manufacturing Absorption Rate"); (f) the warranty period for the Material if other than five (5) years; (g) identification of test documentation, equipment, or other information or materials to be provided by Lucent in connection with the Material; (h) the packaging standards for each item of Material; (i) the freight classification for each item of Material; (j) the norm for rejection rates and period of time to achieve quality levels (See Section 50); (k) the schedule under which Lucent may change its forecast or purchase order quantity without charge; (l) any long lead time components, custom materials or other components authorized for procurement by BroadBand;

(m) the percentages for failures and defects of Material referenced in the clause entitled PRODUCT CONFORMANCE REVIEWS; and (n) the identification of the applicable Lucent quality inspection organization. These tasks will be completed within ninety (90) days from the Effective Date of this Agreement ("the Preparation Period"). The document produced by this team will constitute the first Product Letter under this Agreement. Subsequent Product Letters will contain the same information as set forth in this Article. Product Letters are effective only when signed by both Parties.

2.0 MATERIAL - "Material" or "material" as used in this Agreement shall mean the products described in a Product Letter. Such Material shall be manufactured by BroadBand pursuant to Lucent specifications set forth in the Product Letter and will be sold only to Lucent in accordance with the terms, conditions and specifications stated in this Agreement. Material shall be furnished to Lucent on an as ordered basis. "Specification(s)" as used in this Agreement shall mean all of the specifications made part of a Product Letter.

3.0 PRICE - Prices for Material to be manufactured hereunder shall be set forth in the applicable Product Letter.

4.0 PAYMENT TERMS - Payment for Material shall be due net 30 days from the date of delivery of the Material to Lucent or receipt of the applicable invoice by Lucent, whichever occurs later.

5.0 SHIPMENT. - The Material shall be shipped FOB BroadBand's factory. Freight will be prepaid and billed as a separate item unless directed otherwise by Lucent.

6.0 FORECAST OF MATERIAL - Lucent will provide BroadBand each month with a twelve (12) month rolling forecast of the Material it plans to order and have delivered during each month. The first such forecast will be prepared during the Preparation Period. Lucent will provide more frequent updates as appropriate. Consistent with the change order provisions set forth in the clause entitled "PURCHASE ORDERS", these forecasts shall constitute a commitment by Lucent. BroadBand agrees to acknowledge receipt of and provide acceptance of forecasts in writing within ten (10) working days from receipt. Lucent will make reasonable efforts to provide balanced forecasts and purchase orders for Material to avoid sharp increases or decreases in production.

7.0 PURCHASE COMMITMENT - Following the end of the Preparation Period, Lucent shall purchase a volume of Material from BroadBand sufficient to enable BroadBand to absorb the amounts of the manufacturing costs identified in the definition of Manufacturing Absorption set forth in Article 7.1 of this Agreement ("Manufacturing Absorption") shown below, for each indicated period ("Absorption Period"):

         ********          End of Preparation Period through December 31, 1998

         ********          January 1, 1999 through June 30, 1999

         ********          July 1, 1999 through December 31, 1999

         ********          January 1, 2000 through June 30, 2000

         ********          July 1, 2000 through December 31, 2000

         ********          January 1, 2001 through May 1, 2001.
         -----------

         $18 million       Total

Purchases will be arranged, to the extent practicable, to provide the same level of Manufacturing Absorption each quarter. If at the end of the first Absorption Period, Lucent has not purchased sufficient Material to absorb ************* of Manufacturing Absorption, Lucent shall pay the deficiency in Manufacturing Absorption to BroadBand within thirty (30) days of the end of such Absorption Period. A similar calculation will be made at the end of each subsequent
Absorption Period. If this Agreement is terminated by Lucent other than for cause or the end of the last Absorption Period is reached without BroadBand having received eighteen million dollars ($18,000,000) in Manufacturing Absorption, Lucent shall pay the deficiency to BroadBand within thirty (30) days of such termination or end of Absorption Period. The Manufacturing Absorption Rate associated with the initial Material to be manufactured by BroadBand will be established by the representatives of the Parties during the Preparation Period. Consistent with the process established by the Parties during the Preparation Period, the Parties' representatives will meet monthly following the Preparation Period to establish the Manufacturing Absorption Rate for each unit of Material identified in Lucent's then current forecast.

7.1 The term "Manufacturing Absorption", as used in Article 7.0 and elsewhere in this Agreement, shall mean all costs associated with direct and indirect labor and related overheads, depreciation of capital equipment, facility amortization, manufacturing variance and other direct and indirect expenses. The term does not include direct material acquisition costs.

     7.1.1 Direct labor and associated overhead: includes salaries and fringe benefits of personnel who are manufacturing/testing products;

     7.1.2 Indirect labor and associated overhead: includes salaries and fringe benefits of personnel in support of production, quality, test and process engineering, documentation, etc.

     7.1.3 Direct expenses: expenses associated with the manufacture of the product (e.g., line scrap, engineering change orders, obsolesence, unique tools, etc.)

     7.1.4 Indirect expenses: associated expense not directly attributable to a specific product, but nonetheless layered over the operation (e.g., facilities, heat, transportation, etc.)

     7.1.5 Manufacturing variance: does not include product warranty cost.

8.0 SHIPPING - BroadBand shall: (1) ship the Material covered by a forecast or a purchase order substantially complete unless instructed otherwise; (2) ship to the destination designated in the purchase order; (3) ship according to routing instructions given by Lucent; (4) place the Agreement and purchase order number on all subordinate documents; (5) enclose a packing memorandum with each shipment and, when more than one package is shipped, identify the package containing the memorandum; (6) mark the purchase order number on all packages and shipping papers; and (7) not ship Material more than five (5) working days earlier or five (5) working days later than the agreed upon shipment date without Lucent's prior written authorization. Adequate protective packing shall be furnished at no additional charge. Shipping and routing instructions must be furnished or altered by Lucent in writing. If BroadBand does not make a reasonable effort to comply with the terms of the purchase order or with Lucent's written shipping or routing instructions, BroadBand authorizes Lucent to charge back to BroadBand any increased cost incurred by Lucent as a result of BroadBand's failure to comply. Lucent agrees to review each shipment upon receipt for contents and damage and advise BroadBand within fifteen (15) calendar days of any deficiencies. Unless Lucent notifies BroadBand of deficiencies within such fifteen (15) day period, the shipment shall be deemed accepted.

9.0 SHIPPING INTERVAL - The delivery schedule and interval applicable to each purchase order will be agreed upon by BroadBand and Lucent and set forth in the purchase order.

9.1 If BroadBand exceeds the delivery intervals then, in addition to all other rights and remedies at law or equity or otherwise, and without any liability or obligation of Lucent, Lucent shall have the right to: (a) cancel such purchase order with regard to the affected Material following the expiration of a five
(5) business day grace period or (b) extend such delivery date to a later date, subject, however, to the right to cancel as in (a) preceding if delivery is not made or performance is not completed on or before such extended delivery date. If Lucent elects to extend such delivery date, BroadBand shall absorb the difference between the charges to ship via normal transportation and the charges to ship premium overnight. The grace period will be extended by the amount of any delay caused by delay in BroadBand receiving parts, information or services from Lucent or any of its affiliates that Lucent has agreed to provide under the relevant Product Letter or other writing executed by Lucent.

9.2 If a purchase order is canceled by Lucent pursuant to the above, Lucent shall have the right to retain or return any or all Material received by or paid for by Lucent under such purchase order. Within fifteen (15) days of BroadBand's receipt of returned Material, BroadBand shall reimburse Lucent for the costs of shipping the Material returned to BroadBand and for any amounts, including shipping costs, previously paid by Lucent for the Material. Lucent shall pay for any Material it retains at the prices set forth in the purchase order or a Product Letter. Lucent shall receive credit for the Manufacturing Absorption Rate associated with canceled orders.

9.3 If, during the course of this Agreement, BroadBand determines that BroadBand will no longer be able to ship within the agreed interval, BroadBand shall immediately notify Lucent's buyer to that effect. BroadBand shall also notify Lucent's buyer, as soon as it becomes apparent, if BroadBand is unable to meet the delivery date for an order.

10.0 FREIGHT CLASSIFICATION - Material purchased under this Agreement shall be shipped to Lucent or Lucent's customers subject to freight charges appropriate for goods classified as set forth in a Product Letter or a purchase order. BroadBand shall indicate on the bill of lading that Lucent's contract rates apply.

11.0 SPECIFICATIONS OR DRAWINGS - The Product Letters will include manufacturing specifications (referred to herein as "Technical Specifications" or "Specifications") for Lucent products to be manufactured by BroadBand. The Specifications for the Material included on the initial forecast will be agreed to during the Preparation Period. Specifications for Material to be added to any subsequent forecast will be agreed upon prior to inclusion of the Material on a forecast.

     In accordance with the notification requirements outlined in the clause NOTICES, Lucent shall provide BroadBand with at least thirty (30) days prior written notice of any change proposed to be made by Lucent in the Specifications for Material to be manufactured by BroadBand under this Agreement.

     If the parties do not agree to the change proposed by Lucent, and the parties are unable to agree on a mutually acceptable modification, Lucent may opt to continue the purchase of the Material under the agreed upon Specifications or cancel any existing orders for that Material; provided, however, that orders for delivery within the period set forth in the applicable Product Letter during which Lucent may not change its purchase order quantity may not be canceled without the written agreement of BroadBand. BroadBand may not unilaterally cease manufacture of Material subject to an accepted purchase order.

12.0 PURCHASE ORDERS - Purchase orders issued under this Agreement shall be sent to the following address:

               BroadBand Technologies, Inc.

               P.O. Box 13737

               4024 Stirrup Creek Drive

               Durham, North Carolina 27709-3737

                   Attention: Customer Logistics Organization

     Each purchase order shall specify: (a) description of material, inclusive of any numerical/alphabetical identification, (b) delivery schedule or dates,
(c)  applicable  price,  (d) location to which the material is to be shipped and
(e) location to which invoices shall be sent for payment. Preprinted terms on Lucent's purchase order form will be ignored.

     Lucent may at any time subsequent to the issuance of a forecast or purchase order under this Agreement change the forecast or purchase order quantity at no charge in accordance with the schedule set forth in the applicable Product Letter.

     At the option of Lucent, and at any time during the Agreement should Material covered by a commitment to BroadBand become outdated or replaced by later technology or newer components, such commitment shall be transferred to the new technology i.e., Material; provided, however, that such transfer shall not affect Material scheduled for delivery within the period prior to scheduled delivery established in the applicable Product Letter within which Lucent may not amend a purchase order, without the written approval of BroadBand.

     For Lucent authorized changes, Lucent's liability if any, for commitments covering the older technology/components(s) shall be limited to BroadBand's standard cost (purchase price plus associated overhead in accordance with BroadBand's standard accounting practices) of all components for the material ordered by BroadBand and not transferable to the new technology or (not usable in BroadBand's other operations or saleable to BroadBand's other customers), less any salvage value thereof. However, no such charges shall be payable if within sixty (60) calendar days after notice of change, Material equivalent in kind to that being terminated is ordered by Lucent from BroadBand, and Broadband has not expended best efforts to reduce Lucent's liability for such material during said sixty (60) calendar days period. If requested, BroadBand agrees to substantiate effort and such costs by, for example, submitting supporting invoices for all material invoiced to Lucent.

     BroadBand is authorized by Lucent to procure long lead-time components, custom materials and/or components that are required to be purchased in large minimum order quantities (MO's) as indicated in Product Letters. Any amendment agreed by the parties shall not apply to orders made by BroadBand prior to the effective date of the amendment, except that an amendment shall apply to prior orders to the extent that BroadBand fails to take reasonable action to cancel or reduce an order made prior to the date of the amendment. When possible, BroadBand shall purchase such items in quantities to meet Lucent's expected schedule unless otherwise agreed. If Lucent specifies a lead ordering time longer than sixty (60) working days and/or BroadBand must place a longer-than-90 day firm and irrevocable order for such parts with the approved supplier, Lucent will be obligated to purchase from BroadBand at BroadBand's cost the parts required to fill Lucent's purchase order upon the earlier to occur of (i) the time the purchase order is canceled by Lucent, or (ii) the time this Agreement terminates, unless Lucent indicates is will honor a purchase order with a scheduled delivery after the date this Agreement terminates, or (iii) the time that such parts are no longer required due to changes mutually agreed by both parties.

     BroadBand shall make available to Lucent, upon request, reasonable quantities of any components used in Material for Lucent's repair activity. Such components are referred to as "Bench Stock." Reasonable infrequent requests for quantities of Bench Stock will be sold to Lucent at BroadBand's actual purchase price.

13.0 ASSIGNMENT - BBT shall not assign any right or interest under this Agreement (excepting solely for moneys due or to become due) without the prior written consent of Lucent.

Subject to Lucent's right to terminate upon the occurrence of a Change in Control, a merger or consolidation shall not be deemed to be an assignment. BBT will provide Lucent with written notice of a merger or consolidation within ten
(10) business days after having knowledge or reasonable expectation of the merger or consolidation.

14.0 INTELLECTUAL PROPERTY RIGHTS - This is not a product development contract. In the event that Lucent desires BroadBand to perform any product development, such work is to be performed under a separate agreement. The Parties acknowledge, however, that from time to time, BroadBand may propose minor changes to the manufacturing Specifications or other elements of the Materials. BroadBand agrees that Lucent shall own any such changes approved by Lucent and incorporated into the Material supplied by BroadBand, including intellectual property rights thereto or embodied therein, absent express written agreement otherwise.

15.0 DISTRIBUTION RIGHTS - BroadBand agrees that it will not manufacture Materials other than for Lucent. BroadBand further agrees that it will not sell or offer for sale anywhere in the world products which are the same or essentially the same in external appearance and/or placement of external controls as Material except for products of its own design and manufacture which evolve from a project under the Research and Development Services Agreement between the parties of even date herewith. Nothing in this clause shall restrict BroadBand from selling or offering for sale any assembly, subassembly, or component of the product which BroadBand has manufactured pursuant to its own design specifications or at its own expense. Nothing in this clause shall be deemed to be in contradiction with the rights of Lucent as stated in the clause NONEXCLUSIVE MARKET RIGHTS.

16.0 CONFIDENTIALITY - All Information ("Information" means proprietary specifications, designs, plans, drawings, software, data, prototypes or other business and /or technical information) provided by either Party to the other pursuant to this Agreement shall be held in confidence by the receiving Party; shall be used only for the purpose of performing acts and obligations pursuant to this Agreement; shall be reproduced only to the extent necessary for that purpose; and shall not be disclosed by the receiving Party without the prior written approval of the disclosing Party. The receiving Party may, however, disclose the Information to its employees, consultants and contractors with a need to know; provided, that the receiving Party binds those employees, consultants and contractors to terms at least as restrictive as those stated herein, advises those employees, consultants and contractors of their confidentiality obligations, and indemnifies the disclosing Party for any breach of those obligations. Information shall be subject to the restrictions in this section if it is in writing or other tangible form, only if clearly marked as proprietary when disclosed to the receiving Party; or, if not in tangible form, is of a nature that a reasonable person would conclude is confidential Information, and the Information is reduced to writing clearly marked as proprietary, with a copy of the writing being furnished to the receiving Party within thirty (30) days of the disclosure of the intangible information, and with the writing containing a notice that the information was previously provided in intangible form. These restrictions on the use or disclosure of Information shall not apply to any Information: (i) which is independently developed by or for the receiving Party; (ii) which is lawfully received free of restriction from another source; (iii) after it has become generally available to the public without breach of this Agreement by the receiving party; (iv) which at the time of disclosure to the receiving Party was known to that Party free of restriction as evidenced by documentation in that Party's possession; (v) which the disclosing Party agrees in writing is free of such restrictions; or (vi) which the receiving Party is required to disclose under applicable laws, rules and regulations, provided that the receiving Party shall first notify the disclosing Party of such required disclosure and afford the disclosing party the opportunity to seek a protective order relating to such disclosure. All Information shall remain the property of the disclosing Party and shall be returned upon written request or upon the receiving Party's determination that it no longer has a need for such Information. The receiving Party may retain one copy of all written materials returned to provide an archive record of the disclosure.

17.0 EPIDEMIC CONDITION - If, during the term of this Agreement and for one year after the last shipment date of Material under this Agreement, Lucent notifies BroadBand that any Material shows evidence of an "Epidemic Condition" caused by BroadBand's manufacturing and not by any specifications, designs, instructions, component suppliers or materials provided by or approved by Lucent, BroadBand shall prepare and propose a Corrective Action Plan ("CAP") with respect to such Material, addressing implementation and procedure milestones for remedying such Epidemic Condition(s). BroadBand shall provide the CAP within ten (10) days of receiving information from Lucent reasonably required to identify and replicate the problem and prepare the CAP. An extension of this time-frame is permissible upon mutual written agreement of the parties.

     Upon notification of the Epidemic Condition to BroadBand, Lucent shall have the right to postpone all or part of the shipments of unshipped Material exhibiting the Epidemic Condition, by giving written notice of such postponement to BroadBand, pending correction of the Epidemic Condition. Such postponement shall temporarily relieve BroadBand of its shipment liability and Lucent of its shipment acceptance liability. Should BroadBand not agree to the existence of an Epidemic Condition or should Lucent not agree to the CAP, the matter will be handled in accordance with the clause DISPUTE RESOLUTION.

     An Epidemic Condition will be considered to exist when one or more of the following conditions occur:

(1) Failure reports or statistical samplings show that four (4) percent or more of Material installed or four (4) percent or more of Material shipped during any two consecutive months, or four (4) percent or more of the Material tracked by Lucent's Field Quality Engineering contain a potential safety hazard (such as personal injury or death, fire, explosion, toxic emissions, etc.), or exhibit a highly objectionable symptom (such as emissions of smoke, loud noises, deformation of housing) or other disconcerting symptoms of this type.

(2) Reliability plots of relevant data indicate that the material has actual Mean Time Between Failures (MTBF) of less than 80% of the MTBF stipulated in the Technical Specification. The MTBF parameter of Material is defined as the total operating or power-on time of any population under observation ("T"), in hours, divided by the total number of critical failures ("n") that have occurred during the observed period. A critical failure is defined as a failure to operate per the requirements of the Technical Specification. The total operating time of a population is the summation of operating time of individual units in that population. MTBF is expressed as MTBF = T/n. An Epidemic Condition shall exist when data derived from populations being tracked confirms the condition with 80% confidence.

(3) Material Dead on Arrival (DOA) failures exceed the Epidemic DOA failure rate which is defined as 1.2 x DOA specified in the article of this Agreement entitled PRODUCT CONFORMANCE REVIEW.

     Only major functional and visual/mechanical/appearance defects are considered for determining Epidemic Condition. Material can be either sampled or, at Lucent's option, 100% audited at Lucent warehouses, factories or Lucent's customers' locations. If material is sampled, the data must have 80% or better statistical confidence.

     For the purpose of this Agreement, functional DOA shall be defined as any material that during the test, installation or upon its first use fails to operate as expected or specified. Visual/mechanical/appearance DOA is defined as any material containing one or more major defects that would make the material unfit for use or installation.

     An  Epidemic   Condition  shall  not  include   failures  due  to  customer
misapplication, utilization of parts not approved by BroadBand, or chain failures induced by internally or externally integrated subassemblies.

     In the event that BroadBand develops a remedy for the defect(s) that caused the Epidemic Condition and Lucent agrees in writing that the remedy is acceptable, BroadBand shall:

(a) Incorporate the remedy in the affected Material in accordance with the Engineering Change Control procedures set forth in Attachment A to this Agreement.

(b) Ship all subsequent material incorporating the required modification correcting the defect(s) at no additional charge to Lucent; and

(c) Repair and/or replace material that caused the Epidemic Condition. In the event that Lucent incurs costs due to such repair and/or replacement, including but not limited to labor and shipping costs, BroadBand shall reimburse Lucent for such reasonable costs. BroadBand shall bear risk of in transit loss and damage for such repaired and/or replaced material.

     BroadBand and Lucent shall mutually agree in writing as to the remedy's implementation schedule. BroadBand shall use its best efforts to implement the remedy in accordance with the agreed-upon schedule.

     If BroadBand is unable to develop a mutually agreeable remedy, or does not adequately take into account the business interests of Lucent, as reasonably agreed by the parties, Lucent may (1) develop and implement such remedy and, in such case, reasonable implementation costs and risk of in-transit loss and damage shall be allocated between the parties as set forth in this clause, and/or (2) cancel postponed orders without liability and return all material affected by such Epidemic Condition for full refund, payable by BroadBand within thirty (30) days after receipt of returned material (with risk of loss or in-transit damage borne by BroadBand) and/or (3) terminate this Agreement without further liability.

18.0 FORCE MAJEURE - Neither party shall be held responsible for any delay or failure in performance of any part of this Agreement to the extent such delay or failure is caused by fire, flood, strike, civil, governmental or military authority, act of God, or other similar causes beyond its control and without the fault or negligence of the delayed or non-performing party or its subcontractors. BroadBand's liability for loss or damage to Lucent's material in BroadBand's possession or control shall not be modified by this clause. When a party's delay or nonperformance continues for a period of at least thirty (30) days, the other party may terminate, at no charge, any order affected by the force majeure condition. In addition, the other party may terminate this Agreement in the event that a force majeure condition persists for a period of at least six (6) months within which 50% or more of the Material forecast to be delivered and paid for during such period is affected. Lucent shall receive credit for the Manufacturing Absorption associated with the Material for which orders are canceled by Lucent under this Article.

19.0 HEAVY METALS AND/OR CFC IN PACKAGING - BroadBand warrants to Lucent that no lead, cadmium, mercury or hexavalent chromium have been intentionally added to any packaging or packaging component (as defined under applicable laws) to be provided to Lucent under this Agreement and that packaging materials were not manufactured using and do not contain chlorofluorocarbons. BroadBand further warrants to Lucent that the sum of the concentration levels of lead, cadmium, mercury and hexavalent chromium in the package or packaging component provided to Lucent under this Agreement does not exceed 100 parts per million. Upon request, BroadBand shall provide to Lucent Certificates of Compliance certifying that the packaging and/or packaging components provided under this Agreement are in compliance with the requirements set forth above in this clause.

20.0 IDENTIFICATION - BroadBand shall not, without Lucent's prior written consent, engage in publicity related to this Agreement, or make public use of any Identification in any circumstances related to this Agreement. "Identification" means any semblance of any trade name, trademark, service mark, insignia, symbol, logo, or any other designation or drawing of Lucent Technologies or its affiliates. BroadBand shall remove or obliterate any Identification prior to any use or disposition of any material rejected or not purchased by Lucent. Lucent recognizes that BroadBand is a public company and that some disclosure of this Agreement by BroadBand may be required by applicable law.

21.0 IMPLEADER - Neither party shall implead or bring an action against the other based on any claim by any person for personal injury or death to an employee of the other party for which the other party has previously paid or is obligated to pay worker's compensation benefits to such employee or claimant and for which such employee or claimant could not otherwise bring legal action against the other party.

22.0 INDEMNITY - At Lucent's request, BroadBand agrees to indemnify, defend and hold harmless Lucent, its affiliates, customers, employees, successors and assigns (all referred to as "Lucent") from and against any losses, damages, claims, fines, penalties and expenses (including reasonable attorney's fees) that arise out of or result from: (1) injuries or death to persons or damage to property, including theft, in any way arising out of or caused or alleged to have been caused by the work or services performed by, or material provided by BroadBand or persons furnished by BroadBand; or (2) assertions under Workers' Compensation or similar acts made by persons furnished by BroadBand.

     BroadBand agrees to indemnify, defend (with counsel selected by Lucent) and hold Lucent and Lucent's affiliates and the directors, officers, shareholders, employees, tenants, contractors, assigns and successors and their affiliates harmless from any claims (including without limitation third-party claims for personal injury or real or personal property damage), actions, administrative proceedings (including informal proceedings), judgments, damages, punitive damages, penalties, fines, liabilities (including sums paid in settlement of claims), interest or costs, including attorneys' fees (including any fees and expenses incurred in enforcing this indemnity), consultant fees, and expert fees sought from or asserted against Lucent in connection with the presence, suspected presence, release, suspected release, or threat of release of any Hazardous Substance, whether into the air, soil, surface water or groundwater at any and all of the manufacturing facilities owned, operated and/or leased by BroadBand.

23.0 INFRINGEMENT - BroadBand shall indemnify and save harmless Lucent, its affiliates and their customers, officers, directors, and employees (all referred to in this clause as "Lucent") from and against any losses, damages, liabilities,  fines,  penalties,  and expenses (including  reasonable attorneys'
fees) that arise out of or result from any and all claims (1) of infringement of any patent, copyright, trademark or trade secret right, or other intellectual property right, private right, or any other proprietary or personal interest, and (2) related to the manufacturing processes used by BroadBand in manufacturing Material under this Agreement (an "Infringement Claim"). If the Infringement Claim arises solely from BroadBand's adherence to Lucent's written instructions regarding services or tangible or intangible goods provided by BroadBand ("Items") and if the Items are not (1) commercial items available on the open market or the same as such items, or (2) items of BroadBand's designated origin, design or selection, Lucent shall indemnify BroadBand. Lucent or BroadBand (at Lucent's request) shall defend or settle, at its own expense any demand, action or suit on any Infringement Claim for which it is indemnitor under the preceding provisions and each shall timely notify the other of any assertion against it of any Infringement Claim and shall cooperate in good faith with the other to facilitate the defense of any such Claim.

 24.0 INSIGNIA - Upon Lucent's written request, "Insignia", including certain trademarks, trade names, insignia, symbols, decorative designs or packaging designs of Lucent, or evidences of Lucent's inspection will be properly affixed by BroadBand to the material furnished or its packaging. Such Insignia will not be affixed, used or otherwise displayed on the material furnished or in connection therewith without written approval by Lucent. The manner in which such Insignia will be affixed must be approved in writing by Lucent in accordance with standards established by Lucent. Lucent shall retain all right, title and interest in any and all packaging designs, finished artwork and separations furnished to BroadBand. This clause does not reduce or modify BroadBand's obligations under the IDENTIFICATION and USE OF INFORMATION clauses.

25.0 INSURANCE - BroadBand shall maintain and cause BroadBand's subcontractors to maintain during the term of this Agreement: (1) Workers' Compensation insurance as prescribed by the law of the state or nation in which the work is performed; (2) employer's liability insurance with limits of at least $500,000 for each occurrence; (3) automobile liability insurance if the use of motor vehicles is required, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence; (4) Commercial General Liability ("CGL") insurance, ISO 1988 or later occurrence form of insurance, including Blanket Contractual Liability and Broad Form Property Damage, with limits of at least $1,000,000 combined single limit for bodily injury and property damage per occurrence; and (5) if the furnishing to Lucent (by sale or otherwise) of material or construction services is involved, CGL insurance endorsed to include products liability and completed operations coverage in the amount of $5,000,000 per occurrence. All CGL and automobile liability insurance shall designate Lucent Technologies Inc., its affiliates, and its directors, officers and employees (all referred to in this clause as "Lucent") as additional insured. All such insurance must be primary and non-contributory and required to respond and pay prior to any other insurance or self-insurance available. Any other coverage available to Lucent shall apply on an excess basis. BroadBand agrees that BroadBand, BroadBand's insurer(s) and anyone claiming by, through, under or in BroadBand's behalf shall have no claim, right of action or right of subrogation against Lucent and its customers based on any loss or liability insured against under the foregoing insurance. BroadBand and BroadBand's subcontractors shall furnish prior to the start of Work certificates or adequate proof of the foregoing insurance, including if specifically requested by Lucent, endorsements and policies. In the event that BroadBand changes insurers, BroadBand will notify Lucent of such change. Insurance companies providing coverage under this Agreement must be rated by A-M Best with at least an A- rating.

26.0 INVOICING FOR GOODS - BroadBand shall: (1) render original invoice, or as otherwise specified in this Agreement, showing Agreement and order number, through routing and weight; (2) render separate invoices for each shipment within twenty-four (24) hours after shipment; and (3) mail invoices with copies of bills of lading and shipping notices to the address shown on this Agreement or order. If prepayment of transportation charges is authorized, BroadBand shall include the transportation charges from the FOB point to the destination as a separate item on the invoice stating the name of the carrier used.

27.0 MARKING - All Material furnished under this Agreement shall be marked for identification purposes in accordance with the Specifications set forth in a Project Letter to this Agreement and as follows:

     (a)  with Lucent model/serial number; and

     (b)  with month and year of manufacture.

     In addition, BroadBand shall add any other identification which might be reasonably requested by Lucent such as but not limited to indicia conforming to Lucent's serialization plan. Charges, if any, for such additional identification marking shall be as agreed upon by BroadBand and Lucent. This clause does not reduce or modify BroadBand's obligations under the IDENTIFICATION clause.

28.0 MONTHLY ORDER AND SHIPMENT REPORTS - BroadBand shall render monthly order and shipment reports on or before the fifth working day of the succeeding month containing the information reasonably required on report forms furnished by Lucent.

29.0 NEW AND CHANGED METHODS, PROCESSES AND EQUIPMENT - BroadBand shall keep abreast of major developments in BroadBand's industry and promptly advise Lucent of any developments which might affect the production of any material under this Agreement.

     If during the term of this Agreement BroadBand's costs are reduced by using improvement from (1) the adoption of new production methods, processes, techniques, or materials; or (2) the use of additional, new, or different equipment or facilities, prices shall be reduced by agreement of the parties to fairly reflect such reduction.

30.0 NON-EXCLUSIVE MARKET RIGHTS - This Agreement does not grant to BroadBand an exclusive right or privilege to sell to Lucent any or all products of the type described in the MATERIAL clause which Lucent may require. Therefore, Lucent may contract with other manufacturers and suppliers for the procurement of comparable products. In addition, Lucent shall, at its sole discretion, decide the extent to which Lucent will market advertise, promote, support or otherwise assist in further offerings of the material. Purchases by Lucent under this Agreement shall neither restrict the right of Lucent to cease purchasing nor require Lucent to continue any level of such purchases.

31.0 NOTICES - Any notice or demand which under the terms of this Agreement or under any statute must or may be given or made by BroadBand or Lucent shall be in writing and shall be given or made by confirmed facsimile, or similar communication or by express mail or overnight courier addressed to the respective parties as follows:



                        To Lucent:  Lucent Technologies Inc.

                                    7725 West Reno Avenue

                                    Oklahoma City, Oklahoma  73126-0060

                                       Attention: Access Engineering Director



                   With a copy to:  Lucent Technologies Inc.

                          Address:  67 Whippany Road

                                    Whippany, New Jersey 07981

                                       Attention: Access Product Management Vice
                                                  President



                     To BroadBand:  BroadBand Technologies, Inc.

                          Address:  P.O. Box 13737

                                    4024 Stirrup Creek Drive

                                    Durham, North Carolina 27709-3737

                                       Attention: Chief Financial Officer

Such notice or demand shall be deemed to have been given or made when received. The above addresses may be changed at any time by giving prior written notice as above provided.

32.0 ENVIRONMENTAL WARRANTY LIMITATION - The warranties and indemnities of BroadBand in the clauses INDEMNITY, OZONE DEPLETING CHEMICALS and TOXIC SUBSTANCES AND PRODUCT HAZARDS shall not apply to materials provided by Lucent or manufactured by another supplier to a Lucent specification.

33.0 ORDERING COMPANIES - Lucent or any affiliated corporation, partnership, or venture, both U.S. and foreign, as may be designated in writing by Lucent, may order under this Agreement. For the purpose of this Agreement, the term "Lucent" shall mean the corporation or other entity which enters into or issues a contract or order under this Agreement. An affiliated corporation, partnership, or venture is an entity, a majority of whose voting stock or ownership interest is owned directly or indirectly by Lucent. Any contract or order issued under this Agreement will be a contractual relationship between Lucent and BroadBand and BroadBand shall look only to Lucent for performance of Lucent's obligations under such contract or order.

34.0 OZONE DEPLETING CHEMICALS - Subject to the clause ENVIRONMENTAL WARRANTY LIMITATION, BroadBand hereby warrants that it is aware of international agreements and pending legislation in several nations, including the United States, which would limit, ban and/or tax importation of any product containing, or produced using ozone depleting chemicals ("ODCs"), including chloroflurocarbons, halons and certain chlorinated solvents. BroadBand hereby warrants that the material furnished to Lucent will conform to all applicable requirements established pursuant to such agreements, legislation and regulations, and the material furnished to Lucent will be able to be imported and used lawfully (and without additional taxes associated with ODCs not reported to Lucent by BroadBand as set forth in this clause) under all such agreements, legislation and requirements. BroadBand also warrants that it is currently reducing, or if BroadBand is not the manufacturer of the material, is currently causing the manufacturing vendor to reduce and will, in an expeditious manner, eliminate, or, as applicable, have its manufacturing vendor eliminate the use of ODCs in the manufacture of the material.

If the material furnished by BroadBand under this Agreement is manufactured outside the United States, BroadBand shall, upon execution of this Agreement, and at any time that new products are added to this Agreement or changes are made to the material furnished under this Agreement, complete, sign and return to Lucent the attached ODC Content Certification. The ODC Content Certification must be signed by BroadBand's facility manager, corporate officer or his delegate.

The term "ODC content" on the ODC Content Certification means the total pounds of ODC used directly in the manufacture of each unit of material. This includes all ODCs used in the manufacturing and assembly operations for the material plus all ODCs used by BroadBand's vendors and any other vendors in producing components or other products incorporated into the material sold to Lucent.

BroadBand is responsible to obtain information on the ODC content of all components and other products acquired to manufacture the material and to incorporate such information into the total ODC content reported to Lucent; provided however, that BroadBand should not include in the ODC content those components or other products which are manufactured in the United States. BroadBand hereby warrants to Lucent that all information furnished by BroadBand on the ODC Content Certification is complete and accurate and that Lucent may rely on such information for any purpose, including but not limited to providing reports to government agencies or otherwise complying with applicable laws. BroadBand shall defend, indemnify and hold Lucent harmless of and from any claims, demands, suits, judgments, liabilities, fines, penalties, costs and expenses (including additional ODC taxes as provided for in paragraph one of this clause and reasonable attorney's fees) which Lucent may incur under any applicable federal, state, or local laws or international agreements, and any and all amendments thereto by reason of Lucent's use of reliance on the information furnished to Lucent by BroadBand on the ODC Content Certification or by reason of BroadBand's breach of this clause. BroadBand shall cooperate with Lucent in responding to any inquiry concerning the use of ODCs to manufacture the material or components thereof and to execute without additional charge any documents reasonably required to certify the absence or quantity of ODCs used to manufacture the material or components thereof.

35.0 PACKING, LABELING AND SERIALIZATION - Material purchased, repaired, replaced or refurbished under this Agreement shall be packed, labeled and serialized by BroadBand at no additional charge in accordance with the packaging standards agreed in the applicable Product Letter. In developing the packaging standards, the representatives of the Parties will consider OEMPS No. 101 "Packing and Shipping Requirements," X-20587 "Specification Requirements for Package Content Identification Label," and KS-23490 "Product Bar Code, Serial and Comcode Label".

36.0 PAYMENT TERMS - Invoices shall be paid in accordance with the terms in this Agreement, and due dates for payment shall be computed from the date of receipt of invoices by Lucent.

37.0 PRODUCT CONFORMANCE REVIEWS - All Material is subject to a Product Conformance Review ("Review") prior to shipment. BroadBand shall notify Lucent's designated quality inspection organization when Material is ready for such Review. BroadBand may ship Material without a Review but Lucent may perform such Review prior to shipment by giving BroadBand notice to that effect, in which event BroadBand shall notify Lucent's designated quality inspection organization when material is ready for such Review. BroadBand will provide, without charge, any production testing facilities and personnel required to perform or assist in the Review as specified in the applicable Quality Program Specification or other quality specification provided under this Agreement or order. Lucent's Reviews as set forth above may only be waived by written notification from Lucent's designated quality inspection organization.

Any major failure, detected in Lucent's acceptance inspection, shall be considered as Dead on Arrival (DOA) which exceeds the percentages set forth in a purchase order or Product Letter for functional failures and for total (functional and visual/mechanical) defects in the material delivered in any one month interval. DOA values (AOQL) specified in this Article shall be consistent with the AQL levels agreed to for the material.

38.0 REJECTIONS - If Lucent rejects any or all of the Material not conforming to Specifications and/or drawings covered by this Agreement, Lucent may, in addition to all its other rights and remedies at law or equity, exercise one or more of the following remedies: (1) return rejected material for full credit at the price charged plus transportation charges from BroadBand's plant and return; or (2) accept a conforming part of any shipment; or (3) have rejected material replaced by BroadBand at the purchase price stipulated in this Agreement. Should Lucent select option (1), it will receive credit for the Manufacturing Absorption associated with the rejected Material. If the Material rejected is all or part of the last scheduled shipment of that type of Material by BroadBand, Lucent shall return the Material to BroadBand and allow BroadBand a reasonable opportunity to repair and re-deliver the Material before exercising any other remedy.

39.0 REPAIRS NOT COVERED UNDER WARRANTY - In addition to repairs provided for in the WARRANTY clause, BroadBand shall provide repair service on all Material ordered under this Agreement during the term of this Agreement and until five
(5) years after the last delivery of the related Material by BroadBand. Material to be repaired under this clause will be returned to a location designated by BroadBand, and, unless otherwise agreed upon by BroadBand and Lucent, BroadBand shall ship the repaired Material which meets the Specifications set forth in the SPECIFICATIONS OR DRAWINGS clause and all other Specifications within fifteen
(15) calendar days of receipt of the defective or non-conforming Material. With the concurrence and scheduling of Lucent, repair may be made by BroadBand on site.

     If Material is returned to BroadBand for repair as provided for in this clause and is determined to be beyond repair, BroadBand shall so notify Lucent. If requested by Lucent, BroadBand will sell to Lucent a replacement at the price set forth in BroadBand's then current agreement with Lucent for said Material or, if no such agreement exists, at a price agreed upon by BroadBand and Lucent. If the parties fail to agree on a price, the price shall be a reasonably competitive price for such Material at the time for delivery. Further, if requested by Lucent,

BroadBand shall take the necessary steps to dispose of the unrepairable Material and pay to Lucent the salvage value, if any.

     Replacement and repaired Material shall be warranted as set forth in the WARRANTY clause.

     This Agreement does not grant BroadBand an exclusive privilege to repair any or all of the Material purchased under this Agreement for which Lucent may require repair; and Lucent may perform the repairs or contract with others for these services. In addition, BroadBand authorizes Lucent and any qualified repairer with whom Lucent may contract to perform repairs on all Material purchased under this Agreement.

     All transportation costs of and in transit risk of loss and damage to Material returned to BroadBand for repair under this clause will be borne by Lucent and all transportation costs of and in transit risk of loss and damage to such repaired or replacement Material returned to Lucent will be borne by Lucent.

     Price schedules for repairs under this clause are listed in the applicable Product Letter.

40.0 REPAIR PROCEDURES - Lucent shall furnish the following information with Material returned to BroadBand for repair: (a) Lucent's name and complete address; (b) name(s) and telephone numbers(s) of Lucent's employee(s) to contact in case of questions about the Material to be repaired; (c) ship-to address for return of repaired Material if different than (a); (d) a complete list of Material returned; (e) the nature of the defect or failure if known; (f) RMA number previously obtained from BroadBand and (g) whether or not returned Material is in warranty. BroadBand's customer service representative shall be contacted concerning any questions that may arise concerning repair.

     Material repaired by BroadBand shall have the repair completion date stenciled or otherwise identified in a permanent manner at a readily visible location on the Material and the repaired Material shall be returned with a tag or other papers describing the repairs which have been made.

     All invoices originated by BroadBand for repair services must be clearly identified as such, and must contain: (1) a reference to Lucent's purchase order for these repair services, (2) a detailed description of repairs made by BroadBand and the need therefor, and (3) an itemized listing of parts and labor charges, if any. Replaced parts will, upon request, be available for inspection by or returned to Lucent. Further, the provisions of the INVOICING and SHIPPING clauses, other than provisions relating to transportation charges with respect to Material repaired under warranty, shall apply to BroadBand's return to Lucent of repaired Material.

41.0 RIGHT OF ENTRY - Each party shall have the right to enter the premises of the other party during normal business hours with respect to the performance of this Agreement, subject to all plant rules and regulations, clearances, security regulations and procedures as applicable. Each party shall provide safe and proper facilities for such purpose

42.0 SERVICES - Visits by BroadBand's representatives or its suppliers' representatives for inspection, adjustment or other similar purposes in connection with Material purchased under this Agreement shall for all purposes be deemed "Work under this Agreement" and shall be at no charge to Lucent unless otherwise agreed in writing between the parties.

43.0 SOFTWARE - Should there be any Software or Firmware other than of Lucent's design included in the Materials to be manufactured by BroadBand, the Parties will agree on appropriate license language in a Product Letter.

44.0 INVOICING FOR STOCK - If Lucent requests, for reasons other than covered by the FORCE MAJEURE clause, that shipment be postponed beyond the date shown on a purchase order, BroadBand may invoice Lucent as of the original scheduled delivery date for Material manufactured under this Agreement, if it has been inspected and approved by Lucent or its authorized agent. If Lucent does not complete inspection within five (5) working days, BroadBand may deliver its invoice to Lucent for payment.

45.0 SURVIVAL OF OBLIGATIONS - The obligations of the parties under this Agreement and any purchase order issued pursuant to this Agreement, which by their nature would continue beyond the termination, cancellation or expiration of this Agreement or purchase order, including, by way of illustration only and not limitation, those in the clauses IDENTIFICATION, INFRINGEMENT, REPAIRS NOT COVERED UNDER WARRANTY, CONFIDENTIALITY, INSURANCE, and WARRANTY, shall survive termination, cancellation or expiration of this Agreement or purchase order.

46.0 TAXES - Lucent shall reimburse BroadBand only for the following tax payments with respect to transactions under this Agreement unless Lucent advises BroadBand that an exemption applies: state and local sales and use taxes, as applicable. Taxes payable by Lucent shall be billed as separate items on BroadBand's invoices and shall not be included in BroadBand's prices. Lucent shall have the right to have BroadBand contest any such taxes that Lucent deems improperly levied at Lucent's expense and subject to Lucent's direction and control.

47.0 TIMELY PERFORMANCE - If BroadBand has knowledge that anything prevents or threatens to prevent the timely performance of the work under this Agreement, BroadBand shall promptly notify Lucent's Representative thereof and include all relevant information concerning the delay or potential delay.

48.0 TITLE AND RISK OF LOSS - Title and risk of loss and damage to Material purchased by Lucent under this Agreement shall vest in Lucent when the Material has been delivered at the FOB point.

48A.0 EQUIPMENT - The cost for custom tools, test facilities, mechanical fixtures, stencils or other equipment identified in a Product Letter ("Equipment') required by BroadBand to manufacture the Material for Lucent shall be borne by Lucent and billed by BroadBand as incurred by BroadBand. All Equipment so purchased by Lucent, upon reimbursement by Lucent to BroadBand, shall be the property of Lucent and shall not be included in any calculation of Manufacturing Absorption.

     All Equipment purchased by Lucent, either through BroadBand or consigned to BroadBand, for use by BroadBand must be used for Lucent purposes only. BroadBand agrees to keep such Equipment in good working condition and will advise Lucent of problems, needed repairs and life expentancy in a resolvable timeframe to avoid business interruption. Lucent will be responsible for repairs other than regular maintenance. Lucent will assign an Equipment part number for identification purposes which BroadBand agrees not to remove. Lucent reserves the right to request BroadBand to return Lucent-owned Equipment upon demand. BroadBand agrees not to deface, cover, otherwise conceal any tag, label or other indicator of Lucent's ownership on the Equipment. BroadBand also agrees not to relocate the Equipment to a manufacturing location not authorized to produce product for Lucent. BroadBand shall execute and allow Lucent to file with appropriate government offices any documents Lucent deems appropriate to evidence and protect Lucent's ownership of such Equipment.

49.0 TOXIC SUBSTANCES AND PRODUCT HAZARDS - Subject to the clause ENVIRONMENTAL WARRANTY LIMITATION, BroadBand hereby warrants to Lucent that, except as expressly stated elsewhere in this Agreement, all material furnished by BroadBand as described in this Agreement is safe for its foreseeable use, is not defined as a hazardous or toxic substance or material under applicable federal, state or local law, ordinance, rule, regulation or order (hereinafter collectively referred to as "law" or "laws"), and presents no abnormal hazards to persons or the environment. BroadBand also warrants that it has no knowledge of any federal, state or local law, that prohibits the disposal of the material as normal refuse without special precautions except as expressly stated elsewhere in this Agreement. BroadBand also warrants that where required by law, all material furnished by BroadBand is either on the EPA Chemical Inventory compiled under Section 8 (a) of the Toxic Substance Control Act, or is the subject of an EPA-approved pre manufacture notice under 40 CFR Part 720. BroadBand further warrants that all material furnished by BroadBand complies with all use restrictions, labeling requirements and all other health and safety requirements imposed under federal, state, or local laws. BroadBand further warrants that, where required by law, it shall provide to Lucent, prior to delivery of the material, a Material Safety Data Sheet which complies with the requirements of the Occupational Safety and Health Act of 1970 and all rules and regulations promulgated thereunder.

     BroadBand shall defend, indemnify and hold Lucent harmless for any expenses (including, but not limited to, the cost of substitute material, less accumulated depreciation) that Lucent may incur by reason of the recall or prohibition against continued use or disposal of material furnished by BroadBand as described in its Agreement whether such recall or prohibition is directed by BroadBand or occurs under compulsion of law. Lucent shall cooperate with BroadBand to facilitate and minimize the expense of any recall or prohibition against use or disposal of material directed by BroadBand or under compulsion of law.

     BroadBand further shall defend, indemnify and hold Lucent harmless of and from any claims, demands, suits, judgments, liabilities, costs and expenses (including reasonable attorney's fees) which Lucent may incur under any applicable federal, state or local laws, and any and all amendments thereto, including but not limited to the Comprehensive Environmental Response, Compensation and Liability Act of 1980; the Consumer Product Safety Act of 1972; the Toxic Substance Control Act; Fungicide, Rodenticide Act; the Occupational Safety and Health Act; and the Atomic Energy Act; and any and all amendments to all applicable federal, state, or local laws, by reason of Lucent's acquisition, use, distribution or disposal of material furnished by BroadBand under this Agreement.

50.0 TERMINATION -

a) Either party may terminate this Agreement upon sixty (60) days prior written notice to the other party for failure of such other party to fulfill any of its material obligations hereunder; provided, however, if during the period of such notice the other party shall have remedied such failure, this Agreement shall continue in full force and effect as it would have had such failure not occurred.

b) Should Material experience rejection rates by Lucent beyond the norm established in a Product Letter, Lucent may terminate this Agreement with respect to such Material. The effect of such a termination will be to proportionately reduce Lucent's obligation respecting Manufacturing Absorption set forth in Clause 7.0. The proportionate reduction associated with any such rejection shall be calculated in accordance with the following:

     1. Each item of Material will be assigned a weighting in the relevant Product Letter. To do so, the expected annual percentage of Manufacturing Absorption will be identified and the expected percentage of the term of this Agreement that the Material will be manufactured by BroadBand will be defined. The weight assigned to the Material will be calculated by multiplying the two percentages together. ************************************************************
          **********************************************************************

     2. BroadBand will have the period of time identified in a Product Letter for that Material to achieve the quality level set forth in the Product Letter.

     3. If BroadBand is unable to achieve the quality level within the time period or to maintain the quality level (with respect to the reject rate norm), Lucent may terminate its obligation for that Material and receive credit for the associated Manufacturing Absorption.
          **********************************************************************
          **********************************************************************

     Should the cumulative reductions of the Manufacturing Absorption obligation pursuant to this clause reach nine million dollars, Lucent shall be entitled to terminate this Agreement with no further obligation to BroadBand.

c) In the event of a Change in Control of BroadBand or a reasonable expectation of a Change in Control of BroadBand, BroadBand shall provide notice to Lucent of such actual or expected Change in Control event within ten (10) business days of the knowledge or reasonable expectation of the Change in Control event. Upon the effective date of a Change in Control, Lucent shall have the right to terminate this Agreement by giving BroadBand written notice of its intention to terminate at least ninety (90) days prior to the termination date specified in the termination notice. The Parties understand and agree that if Lucent elects to exercise its right to terminate, then such termination shall apply on a going forward basis, but shall not apply to past purchase orders that are completed or to current purchase orders that are firm and binding commitments of Lucent.

A Change in Control occurs upon any one of the following circumstances or events:

(i) The stockholders of a Party ("Acquired Party") approve a transaction, including, without limitation, a merger or consolidation (however denominated or effectuated), with an Acquiror, including, without limitation, a merger or consolidation, or series of transactions with the same Acquiror ("Combination"), and immediately after such transaction(s) less than 60% of the combined voting power of the then-outstanding securities of the Acquired Party or the Acquiror, will be held in the aggregate by the holders of securities entitled, immediately prior to such Combination, to vote generally in the election of directors of the Acquired Party ("Voting Securities");

(ii) The stockholders of the Acquired Party approve the sale or transfer of all or substantially all of its assets to any other Person or entity, and less than 60% of the combined voting power of the then-outstanding Voting Securities of such Acquiror immediately after such transaction will be held in the aggregate by the holders of the Voting Securities of the Acquired Party immediately prior to such sale;

(iii) An Acquiror acquires in one or a series of transactions beneficial ownership of more than 40% of the outstanding shares of Voting Securities of a Party;

(iv) The stockholders of a Party approve a plan of complete liquidation or dissolution of the Party;

(v) Any Acquiror obtains direct or indirect Control (as herein defined) over a party and, in Lucent's reasonable judgment, such Control may threaten Lucent's interests. For the purposes of this subsection, the term "Control" shall mean the possession directly or indirectly of the power to direct or cause the direction of the management or policies of a Party, whether through the ability to exercise voting power, by contract or otherwise;

(vi) At any time, Continuing Directors (as herein defined) shall not constitute at least 50% of the members of the Board ("Continuing Director" means (i) each individual, who has been a director of the Party for at least twelve
      (12) consecutive months before such time and (ii) each individual who was nominated or elected to be a director of the Party by at least a majority of the Continuing Directors at the time of such nomination or election); or

(vii) Any other  transaction  which has the  effect of causing  the  substantive
      changes  in  the  Acquired  Party   described  in  any  of  the  preceding
      paragraphs.

      For the purposes of this Section, the term "Acquiror" shall mean one person or entity, or two or more persons and/or entities constituting a "group" for purposes of the Securities Exchange Act of 1934, as amended.

51.0 WARRANTY - BroadBand warrants to Lucent that Material furnished will be new and free from defects in material and workmanship and will conform to the Specifications, drawings and samples set forth in this Agreement. These warranties extend for *********** from the date of delivery to Lucent unless otherwise agreed by the Parties in a Product Letter or other writing.

      If Material furnished contains one or more manufacturer's warranties that are assignable, BroadBand hereby assigns such warranties to Lucent. BroadBand warrants that at the time of delivery to Lucent such Material shall be free of any security interest or any other lien or any other encumbrance whatsoever. All warranties shall survive inspection, acceptance and payment.

      Defective or non-conforming Material will, at BroadBand's option, either be returned to BroadBand for repair or replacement, at no cost to Lucent, with risk of in-transit loss and damage borne by BroadBand and freight paid by BroadBand, or be repaired or replaced by BroadBand on Lucent's or Lucent's customer's site or another site designated by Lucent at no cost to Lucent. Unless otherwise agreed upon by BroadBand and Lucent, BroadBand shall complete repairs and ship the repaired Material within 10 working days of receipt of defective or non-conforming Material, or at Lucent's option, ship replacement Material within 10 working days after verbal notification is given BroadBand by Lucent. BroadBand shall bear the risk of in-transit loss and damage and shall prepay and bear that cost of freight for shipments to Lucent of repaired or replaced Material.

      If Material returned to BroadBand is determined to be beyond repair, BroadBand shall promptly so notify Lucent and, unless otherwise agreed to in writing by BroadBand and Lucent, ship replacement Material without charge within ten (10) days of such notification.

      Replacement Material shall be warranted as set forth above in this WARRANTY clause. Any Material which is repaired, modified, or otherwise serviced by BroadBand shall be warranted as provided in this WARRANTY clause for the remainder of the warranty period (based upon the date repair, modification or other service is completed and accepted by Lucent) or ninety (90) days after the Material is returned to Lucent, whichever is later.

      LUCENT'S SOLE AND EXCLUSIVE REMEDY FOR BREACH OF A WARRANTY CONTAINED IN THIS ARTICLE SHALL BE BROADBAND'S OBLIGATION TO REPAIR, REPLACE, CREDIT, OR REFUND AS SET FORTH IN THIS AGREEMENT, EXCEPT THAT THE FOREGOING LIMITATION ON REMEDIES FOR BREACHES OF WARRANTIES SHALL NOT LIMIT THE REMEDIES OF LUCENT OR ANY OTHER CAUSE OF ACTION FOR PERSONAL INJURY INCLUDING DEATH AND TANGIBLE PROPERTY DAMAGE CLAIMS.

      NEITHER   PARTY  SHALL  BE  LIABLE  TO  THE  OTHER  FOR  ANY   INCIDENTAL,
CONSEQUENTIAL, OR ANY OTHER INDIRECT LOSS OR DAMAGE, INCLUDING, WITHOUT LIMITATION, LOST REVENUES OR LOST PROFITS OF ANY PERSON OR ENTITY, ARISING OUT OF THIS AGREEMENT OR ANY OBLIGATION RESULTING THEREFROM, WHETHER IN AN ACTION FOR OR ARISING OUT OF BREACH OF CONTRACT, FOR TORT, OR ANY OTHER CAUSE OF ACTION. EXCEPT FOR PERSONAL INJURY INCLUDING DEATH,

BROADBAND'S ENTIRE LIABILITY FOR DIRECT DAMAGES RESULTING FROM ANY CLAIM OR LOSS, DAMAGE, OR EXPENSE FROM BREACH OF A WARRANTY CONTAINED IN THIS ARTICLE SHALL IN NO EVENT EXCEED THE REPAIR OR REPLACEMENT COST, LICENSE FEE, OR PURCHASE PRICE, AT BROADBAND'S OPTION OF THE ITEM OR SERVICE THAT DIRECTLY GIVES RISE TO THE CLAIM. NO ACTION OR PROCEEDING UNDER THIS ARTICLE AGAINST BROADBAND MAY BE COMMENCED MORE THAN THIRTY-SIX (36) MONTHS AFTER THE CAUSE OF ACTION ACCRUES.

52.0 EXPORT CONTROL- BroadBand will not use, distribute, transfer or transmit any products, software or technical information (even if incorporated into other products) provided under this Agreement except in compliance with U.S. export laws and regulations (the "Export Laws"). BroadBand will not, directly or indirectly, export or reexport the following items to any country which is in the then current list of prohibited countries specified in the applicable Export Laws:(a) software or technical data disclosed or provided to BroadBand by Lucent or Lucent's subsidiaries or affiliates; or (b) the direct product of such software or technical data. BroadBand agrees to promptly inform Lucent in writing of any written authorization issued by the U.S. Department of Commerce office of export licensing to export or reexport any such items referenced in
(a) or (b). The obligations stated above in this clause will survive the expiration, cancellation or termination of this Agreement or any other related agreement.

53.0 OZONE DEPLETING SUBSTANCES LABELING - BroadBand warrants and certifies that all products, including packaging and packaging components, provided to Lucent under this Agreement have been accurately labeled, in accordance with the requirements of 40 CFR Part 82 entitled "Protection of Stratospheric Ozone, Subpart E - The Labeling of Products Using Ozone Depleting Substances." BroadBand agrees to indemnify, defend and save harmless Lucent, its officers, directors and employees.

54.0 INFRINGEMENT - Lucent shall indemnify and save harmless BroadBand, its affiliates and their customers, officers, directors, and employees (all referred to in this clause as "BroadBand") from and against any losses, damages, liabilities, fines, penalties, and expenses (including reasonable attorneys' fees) that arise out of or result from any and all claims (1) of infringement of any patent, copyright, trademark or trade secret right, or other intellectual property right, private right, or any other proprietary or personal interest related to the Specifications for the Material, and (2) related by circumstances to the existence of this Agreement or performance under or in contemplation of it (an Infringement Claim). Lucent or BroadBand (at Lucent's request) shall defend or settle, at Lucent's expense any demand, action or suit on any Infringement Claim for which Lucent is indemnitor under the preceding provisions and each shall timely notify the other of any assertion against it of any Infringement Claim and shall cooperate in good faith with the other to facilitate the defense of any such Claim. Broadband shall similarly indemnify and save harmless Lucent from any Infringement Claim associated with BroadBand's manufacturing or other processes.

55.0 SEVERABILITY - If any of the provisions of this Agreement shall be invalid or unenforceable, such invalidity or unenforceability shall not invalidate or render unenforceable this entire Agreement, but rather this entire Agreement shall be construed as if not containing the particular invalid or unenforceable provision or provisions, and the rights and obligations of the parties shall be construed and enforced accordingly.

56.0 CHOICE OF LAW - This Agreement and all transactions under it shall be governed by the laws of the State of New Jersey excluding its choice of laws rules and excluding the Convention for the International Sale of Goods. BroadBand agrees to submit to the jurisdiction of any court wherein an action is commenced against Lucent based on a claim for which BroadBand has agreed to indemnify Lucent under this Agreement.

57.0 DISPUTE RESOLUTION (a) The following procedures shall apply to any dispute or disagreement between the Parties or any of their Related Parties (i.e., such Party's wholly owned subsidiaries, and the respective divisions, heirs, successors and assigns of such Party and its wholly owned subsidiaries) arising out of this Agreement.

      (b) First:

            (i) either Party may give written notification of such dispute or disagreement to the other Party and

            (ii) the Parties shall communicate with each other promptly with a view to resolving such dispute or disagreement within 21 days (or such extended period as the Parties agree is appropriate in any case) after such written notification is given.

      (c) The giving of any notice regarding any dispute or disagreement under this Section 10.1 shall toll the running of all applicable statutes of limitation until the later of (i) 90 days following the giving of such notice or
(ii) 30 days following the termination of discussions between the Parties concerning such dispute or disagreement.

      (d) Second, if at the end of the 21 day period referenced in Section 57.0(b)(as it may be extended) such dispute or disagreement has not been resolved to the satisfaction of both parties, either Party may request in writing that such dispute or disagreement be the subject of non-binding mediation. Following such request, the Parties shall endeavor in good faith promptly to identify a single person (who shall be a person with experience and good reputation) who shall assist the Parties in discussing such dispute or disagreement and in attempting to reach a mutually acceptable business resolution. Such mediation process shall terminate not later than 30 days following the request therefor (or such extended or shorter period as the Parties agree is appropriate). All applicable statutes of limitation shall be tolled during the period of mediation.

      (e) Third, if at the end of the 30 day period referenced in Section 57.0(d) (as it may be extended or shortened) such dispute or disagreement has not been resolved to the satisfaction of both parties, either Party (the "complainant") may commence binding arbitration by giving the other Party (the "respondent") notice in writing (the "initiating notice") setting forth in reasonable detail the nature of its claim and the relief requested stating that the complainant is invoking the procedures set forth in this Section 57.0(e) and
(f) and naming the complainant's representative on the Arbitration Panel (as defined below). Within 21 days of receipt of an initiating notice, the respondent shall give the complainant notice in writing (the "response") setting forth in reasonable detail: (1) the basis of its response to the claim; (2) the nature of any counterclaim it has against the complainant arising from the same set of facts and circumstances that gave rise to the original claim; (3) any other counterclaim that Party wishes to bring at that time (although the Party has no obligation to bring such counterclaims at that time); (4) the relief requested; and (5) naming the respondent's representative on the Arbitration Panel. The two representatives shall select a third person who is mutually acceptable to them. If the representatives fail to make such selection within 21 days, the complainant and the respondent shall each replace its representative with a new representative and the new representatives shall be subject to the preceding sentence and this sentence. Once a third person is selected, such person together with the representatives of the complainant and the respondent shall form the Arbitration Panel. The date upon which the Arbitration Panel is formed shall be the "Commencement Date".

      (f) The Arbitration Panel shall conduct proceedings to determine the merits under applicable law of the claims set forth in the initiating notice and the response. The proceedings shall be administered by JAMS/Endispute in accordance with its Comprehensive Arbitration Rules and Procedures in effect as of the Effective Date, subject to the following additional rules:

            (i) the proceedings shall take place in New York City;

            (ii)  the   Arbitration   Panel   (including,   if  necessary,   any
      replacement(s) to the Arbitration Panel) shall be selected as set forth in
      Section 57.0(e);

            (iii) the available relief shall include damages, injunctive relief and equitable relief to the extent allowed under the applicable law, this Agreement and any other agreement between the parties;

            (iv) the parties shall attempt in good faith promptly to agree on the nature and extent of any discovery in connection with the arbitration, provided that, in the absence of such agreement, discovery shall be governed by JAMS/Endispute's Comprehensive Arbitration Rules and Procedures. In addition, the applicable law with respect to privilege and other protections from disclosure, including the work product doctrine shall apply;

            (v) the final decision of the Arbitration Panel (the "Award") shall be issued within six months of the Commencement Date (the date of issuance of the Award being the "Award Date") and must be joined by at least two members of the Arbitration Panel;

            (vi) each party to the proceedings shall pay its own costs in connection with the proceedings, including the costs and expenses of its representative on the Arbitration Panel, and the parties shall share equally the other costs of the proceedings, including the fees of the third member of the Arbitration Panel, except that the prevailing party shall be entitled to recover its attorneys' fees incurred in prosecution thereof.

      (g) In accordance with the Federal Arbitration Act, 9 U.S.C. ss.1 et seq., the Award shall be final and binding and judgment thereon may be entered by any state or federal court having jurisdiction thereof.

      (h) Nothing in this Section 57.0 shall be construed to preclude either party from seeking injunctive relief in a court of competent jurisdiction to prevent imminent irreparable harm. The dispute resolution procedures set forth herein shall be stayed pending disposition of any application for such relief. The Parties agree that a court of competent jurisdiction may consider the merits of any claim that is subject to the dispute resolution procedures set forth herein to the extent necessary to resolve any permissible application for injunctive relief.

58.0 BANKRUPTCY AND CHANGE OF CONTROL If a proceeding is commenced under any provision of the United States Bankruptcy Code, voluntary or involuntary, by or against either party, and this Agreement has not been terminated, the non-debtor party may file a request with the bankruptcy court to have the court set a date within sixty (60) days after the commencement of the case, by which the debtor party will assume or reject this Agreement, and the debtor party shall cooperate and take whatever steps are necessary to assume or reject the Agreement by such date. If a bankruptcy proceeding results in a Change In Control, the provisions in this Agreement pertaining to Change In Control shall govern.

59.0 ENTIRE AGREEMENT - This Agreement shall constitute the entire agreement between the parties with respect to the subject matter of this Agreement and shall not be modified or rescinded, except by a writing signed by BroadBand and Lucent. The provisions of this Agreement supersede all contemporaneous and prior oral and written agreements, communications or understandings of the parties with respect to the subject matter of this Agreement.

60.0 COMPLIANCE WITH LAWS - BroadBand shall, in the manufacture and sale of the Material to Lucent, and in all other performance under the provisions of this Agreement, fully comply with all applicable federal, state, local and other governmental laws and regulations.

61.0 COMPLIANCE WITH UNITED STATES CUSTOMS LAWS AND REGULATIONS - BroadBand shall ensure that its activities in performance of this Agreement shall not put Lucent in violation of any United States Customs laws, statutes, or regulations. BroadBand agrees to assist Lucent in every way necessary to ensure that Lucent can import the Material into the United States in accordance with all applicable customs laws, statutes, and regulations, and in support of this assistance, BroadBand agrees to follow Lucent's directives, if any, which may be attached to and made part of this Agreement.

62.0 RELATIONSHIP OF PARTIES - The relationship of the Parties as established under this Agreement shall be and remain one of independent contractors, and neither Party will at any time or in any way represent itself as being a dealer, agent or other representative of the other Party or as having authority to assume or create obligations or act in any manner on behalf of the other Party. Further, it is understood and agreed that the Parties to this Agreement are not partners or joint venturers.

63.0 INDEPENDENT AGREEMENT - Breach by a Party of any other agreement between the Parties shall not constitute a breach of this Agreement, unless the same conduct independently breaches this Agreement. A breach of this Agreement shall not constitute a breach


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of  any  other   agreement   between  the  Parties,   unless  the  same  conduct
independently breaches such other agreement.

64.0 COUNTERPARTS - This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed in duplicate by their respective authorized representatives.

BROADBAND TECHNOLOGIES, INC.               LUCENT TECHNOLOGIES INC.

By:                                        By:

Title:                                     Title:

Date:                                      Date:


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


                                  ATTACHMENT A

                             MANUFACTURING AGREEMENT

                      ENGINEERING CHANGE CONTROL PROCEDURES

      "Product Changes" shall be administered in accordance with Bell Communications Research document GR 209 CORE, Issue 2, January 1996, titled "Generic Requirements for Product Change Notices," which is incorporated herein by reference.

      Supplier may make changes to MATERIAL, modify drawings, or make changes to manufacturing specifications, provided the changes, modifications, or substitutions DO NOT have an impact on the performance, reliability, Form, Fit, or Function of the MATERIAL without prior notification to Company. Supplier shall maintain written records of all such changes, and make these records available for Company's review upon request.

      For such changes or modifications which DO have an impact on performance, reliability, Form, Fit, or Function, Supplier shall identify each such change or modification in accordance with the classifications contained in the above Bell Communications Research document via a Product Change Notification (PCN) form. The Company shall immediately acknowledge receipt of the PCN to the address/contact as stated on the PCN form and shall have thirty (30) calendar days to advise Supplier if the proposed change or modification is unacceptable. If Company notifies Supplier as required herein, that the proposed change or modification is unacceptable, Supplier shall not implement such change or modification. Company may reject any MATERIAL offered by Supplier which has been changed or modified in a manner unacceptable to Company.

      If Company has not notified Supplier that the change or modification is unacceptable within thirty (30) calendar days following issuance of the Change Notification, Supplier shall implement the change or modification as described in the Change Notification.

      If during the review of a proposed PCN, which has a classification of either A or AC, issued by Supplier during the Warranty period of the affected MATERIAL, the Company determines that implementation of the PRODUCT CHANGE will cause the Company to incur "unreasonable expenses" such as, but not limited to, expenses resulting from escorting Supplier's personnel to numerous Company locations containing affected MATERIAL or repeated product changes to the same item of MATERIAL within a one (1) year time period, the Company shall so notify Supplier, in writing, prior to the implementation of such PRODUCT CHANGE.


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      Upon such  notification,  the Company and Supplier shall jointly determine the implementation procedure which will utilize the Supplier's and/or Company's personnel in the most cost effective manner.

      If Supplier and the Company conclude the agreed to implementation procedure will probably cause the Company to incur "unreasonable expenses", the Company and Supplier shall jointly determine the likely extent of such expenses and agree, in writing, to a "not to exceed" estimate for such expenses. In no event shall such estimate exceed the Company's purchase price for the MATERIAL to be changed. The Company shall track and record all such expenses associated with the PRODUCT CHANGE. Upon completion of its efforts, the Company shall submit to Supplier, for reimbursement by Supplier, an invoice of the Company's "unreasonable expenses" within forty-five (45) calendar days after the Company's receipt of such invoice.

      Issuing a Class A or AC product Change  Notification  shall not constitute
an  agreement   to  provide  such  a  change,   but  shall  be  construed  as  a
recommendation by the Supplier that the change is absolutely necessary.


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